Exhibit 10.45
TOLL BROS., INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated effective as of November 1, 2008
RECITALS
     This Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Plan”) is adopted by Toll Bros., Inc., a Pennsylvania Corporation (the “Employer”) for certain of its eligible employees. The purpose of the Plan is to offer those employees an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation, post- employment, supplemental retirement and related benefits taxable pursuant to Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide a deferred compensation vehicle to which the Employer may credit certain amounts on behalf of participants. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly- compensated employees) under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
ARTICLE 1
DEFINITIONS
1.1	409A BENEFIT means any portion of a Participant’s Account that is attributable to deferrals that were or are made after December 31, 2004, that first became or becomes vested after December 31, 2004, or otherwise is determined to be subject to Code Section 409A.

1.2	ACCOUNT means the balance credited to a Participant’s or Beneficiary’s Plan account, including amounts credited under the Compensation Deferral Account and the Employer Contribution Credit Account and deemed income, gains and losses (as determined by the Employer, in its discretion) credited thereto. A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.3	BENEFICIARY means any person or persons so designated in accordance with the provisions of Article 7.

1.4	BOARD means the Board of Directors of Toll Bros., Inc., a Pennsylvania corporation, and its successors and assigns, or any other corporation or business organization which, with the consent of Toll Bros., Inc., or its successors or assigns, assumes the obligations of Toll Bros., Inc., hereunder.

1.5	CHANGE IN CONTROL means a transaction or series of transactions occurring after the Effective Date, which results in one of the following events: (i) Toll Bros., Inc. is no longer a subsidiary of Toll Brothers, Inc.; (ii) the consummation of a plan or other arrangement pursuant to which Toll Brothers, Inc. will be dissolved or liquidated; (iii) the consummation of a sale or other disposition of all or substantially all of the assets of Toll

Brothers, Inc.; (iv) the consummation of a merger or consolidation of Toll Brothers, Inc. (either directly or through a wholly-owned subsidiary) with or into another corporation, other than, in either case, a merger or consolidation of Toll Brothers, Inc. in which holders of shares of the Toll Brothers, Inc.’s common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Toll Brothers, Inc. common stock immediately before the merger or consolidation; (v) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) Toll Brothers, Inc. or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by Toll Brothers, Inc. or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Toll Brothers, Inc. common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of Toll Brothers, Inc. common stock; or (vi) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors of Toll Brothers, Inc. shall have been members of the Board of Directors of Toll Brothers, Inc. for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1.6	CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.7	COMMON STOCK means Toll Brothers, Inc.’s voting common stock.

1.8	COMPENSATION means the total current cash remuneration, including regular salary, bonus payments, sales bonus compensation, profit sharing distributions and other compensation as defined by the Plan Committee and paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined by the Employer, in its discretion).

1.9	COMPENSATION DEFERRALS are defined in Section 3.1(a).

1.10	COMPETITION means the Employer’s reasonable determination that the Participant has (i) engaged in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or become associated with, in the capacity of an employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the geographic area of the business of the Employer which enterprise is, or may be deemed to be, competitive with any business carried on by Toll Brothers, Inc. and its subsidiaries; (ii) solicited, induced or attempted to induce, in connection with any business competitive with that of Toll Brothers, Inc. and its subsidiaries, any customers or employees of Toll Brothers, Inc. and its subsidiaries to curtail or discontinue their relationship with Toll Brothers, Inc. and its subsidiaries; or (iii) disclosed, communicated or misused, to the detriment or injury of Toll Brothers, Inc. and its subsidiaries, any confidential and proprietary information relating to the business and operations of Toll Brothers, Inc. and its subsidiaries to any person or entity not associated with Toll Brothers, Inc. and its subsidiaries.

1.11	DEFERRAL ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

1.12	DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective. The Designation Dates in any Plan Year shall only be the first day of any calendar month as designated by the Plan Committee.

1.13	EFFECTIVE DATE means the effective date of the Plan, which shall be November 15, 2001.

1.14	ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Employer where compensation is paid on a United States payroll, who is determined by the Plan Committee in its sole discretion to be a member of a select group of management or highly compensated employees eligible to participate in the Plan. By each November 1, the Plan Committee shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Plan Committee determines that an individual first becomes an Eligible Employee during a Plan Year, the Plan Committee shall notify such individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.15	EMPLOYER means Toll Bros., Inc., a Pennsylvania corporation, and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of Toll Bros., Inc., or its successors or assigns, assumes the Employer’s obligations hereunder, and any other corporation or business organization which agrees, with the consent of Toll Bros., Inc., to become a party to the Plan.

1.16	EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined in Section 3.2.

1.17	EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.2.

1.18	ENTRY DATE with respect to an individual means 30 days following the date on which the individual first becomes an Eligible Employee.

1.19	FORM AND TIMING OF PAYMENT ELECTION FORM means the form or forms on which a Participant elects the form and timing of the Participant’s Plan benefit.

1.20	PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become eligible to receive a benefit under the Plan.

1.21	PLAN means this Toll Bros., Inc. Nonqualified Deferred Compensation Plan set forth herein, as amended from time to time.

1.22	PLAN COMMITTEE refers to the officers and employees of the Employer appointed by the Board to administer the Plan on behalf of the Employer.

1.23	PLAN YEAR means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

1.24	RETIREMENT AGE with respect to any Participant means the date on which the Participant’s equals or exceeds 61.

1.25	TOTAL AND PERMANENT DISABILITY means the classification of a Participant as “disabled” pursuant to the group long term disability plan maintained by the Employer, or a successor to such plan (or, if there is no such plan, as reasonably determined by the Employer).

1.26	TRUST means the Trust described in Article 11.

1.27	TRUSTEE means the trustee of the Trust described in Article 11.

1.28	VALUATION DATE means the last day of each Plan Year; the date of distribution; or any other date that the Plan Committee, in its sole discretion, designates as a Valuation Date.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION
2.1	REQUIREMENTS. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

Participation in the Compensation Deferral portion of the Plan is voluntary. In order to participate in that portion of the Plan, an otherwise Eligible Employee must make written application in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals as provided in Article 3.

Participation in the Employer Contribution Credit Account portion of the Plan is automatic.

2.2	RE-EMPLOYMENT. If a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3	CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or to receive Employer Contribution Credits hereunder.
ARTICLE 3
CONTRIBUTIONS AND CREDITS
3.1	PARTICIPANT CONTRIBUTIONS AND CREDITS.
a)	COMPENSATION DEFERRALS. In accordance with rules established by the Employer, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, as a percentage of Compensation or in any fixed periodic dollar amounts designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.” A Participant shall make such an election with respect to the coming twelve (12) month period during the period beginning on January 1 and ending on December 31 of each Plan Year following the initial Plan Year (or during such other period as may be established by the Plan Committee) by completing and delivering to the Plan Committee a Deferral Election Form in a form prescribed by the Plan Committee. Should a Participant become newly eligible during a Plan Year, their election will apply from the date of participation to the next December 31.

Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus, sales bonus compensation or profit sharing distribution not yet payable to him or her at the time of the election, which election shall be set forth on such Participant’s Deferral Election Form. Compensation deferrals will be limited to the extent necessary to satisfy applicable tax withholding or benefit plan contribution requirements. The participant may make an irrevocable election during the Plan Year to cease contributions to the Plan with written notice given to the Committee. The Participant will then be ineligible to return to the Plan until the next Plan Year. The Participant may change his or her regular payroll deduction Compensation Deferral amount as of, and by written notice delivered to the Plan Committee during the periods described in the preceding paragraph, with such change being first effective for Compensation to be earned following the next December 31.

Once made, a Compensation Deferral Election Form with respect to a payroll deduction election shall continue in force indefinitely, until changed as provided above. A Deferral Election Form with respect to deferrals of bonuses, sales bonus compensation, profit sharing distribution proceeds, or other compensation payments shall continue in force only for the Plan Year for which the Deferral Election Form is first effective. Compensation Deferrals shall be deducted by the Employer from the pay of a deferring

Participant and shall be credited to the Compensation Deferral Account of the deferring Participant.

b)	PARTICIPANT COMPENSATION DEFERRAL ACCOUNT. There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited, as applicable: (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to any deemed earnings and/or losses (to the extent realized, based upon deemed fair market value of the Compensation Deferral; and (c) any withdrawals or distributions therefrom. A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.

c)	COMPLIANCE WITH CODE SECTION 409A. Notwithstanding anything to the contrary in this Section 3.1, any election by a Participant to defer base compensation shall become effective with respect to base compensation that is payable for services performed during a Plan Year only if such election is filed prior to such deadline as is established by the Plan Committee for such deferral elections, which in all cases shall be no later than December 31 of the prior Plan Year, and any such deferral election shall become irrevocable as of such deadline and may not thereafter be modified until December 31 of the Plan Year following the Plan Year in which such election became irrevocable. Any election by a Participant to defer an annual bonus that is determined by reference to the Employer’s fiscal year shall be effective only if such election is filed prior to such deadline as is established by the Plan Committee for such deferral elections, which in all cases shall be no later than October 31 of the Employer’s prior fiscal year, and any such deferral election shall become irrevocable as of such deadline and may not thereafter be modified until October 31 of the Employer’s fiscal year following the fiscal year in which such election became irrevocable. Except as otherwise provided in this Plan or in the Participant’s Deferral Election Form, a Participant’s election to defer Compensation shall remain in effect from one Plan Year to the next, unless otherwise changed by the Participant. The provisions of this Section 3.1(c) are intended to be consistent with the requirements of Treasury Regulation Section 1.409A-2(a). In addition, and notwithstanding any other provisions of this Section 3.1, at the discretion of the Plan Committee, an Eligible Employee may elect to defer Compensation within 30 days after the date the Eligible Employee first becomes eligible to participate in the Plan; provided, however, that any such election shall only be effective with respect to Compensation paid for services to be performed after such 30 day period, consistent with the requirements of Treasury Regulation Section 1.409A-2(a)(7)..
3.2	EMPLOYER CONTRIBUTION CREDITS. Apart from Compensation Deferral Contributions, the Employer shall retain the right to make discretionary contributions for any Participant under this Plan. If applicable, there shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant which shall be credited or debited, as applicable, (a) amounts equal to the Employer’s Contribution Credits; and (b) any deemed earnings and/or losses (as determined by the Employer, in its discretion) allocated to the Employer Contribution Credit Account. The Participant’s Employer Contribution Credits for a Plan Year, if any, shall be determined by the Employer’s Board of

Directors in its sole discretion. The Employer shall credit such Contributions on behalf of such individuals, in such amounts and with such frequency, as the Board determines in its sole discretion. A Participant shall become vested in amounts (if any) credited to his or her Employer Contribution Credit Account according to any vesting schedule(s) adopted by the Employer’s Board of Directors, in its sole discretion, provided, however, that a Participant shall become fully vested in amounts (if any) credited to his or her Employer Contribution Credit Account upon the occurrence during the Participant’s employment with the Employer of: (i) the Participant’s death or Total and Permanent Disability or (ii) a Change in Control of the Employer.

3.3	CONTRIBUTIONS TO THE TRUST. An amount may be contributed, if and when applicable, by the Employer to the Trust maintained under Section 11 equal to the amount(s) required to be credited to the Participant’s Account under Section 3.1 and 3.2. The Employer shall make a good faith effort to contribute these amounts to the Trust as soon as practicable following the date on which the contribution credit amount(s) are determined.
ARTICLE 4
ALLOCATION OF FUNDS
4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested. The Employer shall direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Employer has properly received from the Participant.

The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant. As of each Valuation Date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust. The Participant’s Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows: As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

4.2	ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account.

4.3	SEPARATE ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with bookkeeping sub-accounts to show separately the Participant’s Compensation Deferral and the Participant’s Employer Contribution Credit Account. Each sub-account will separately account for the credits and debits described in Article 3 and Section 4.2.

4.4	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan (including Section 4.5), and subject to such operating rules and procedures as may be imposed from time to time by the Employer prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:
a)	Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Employer, and/or, as required or permitted by the Employer, shall be by oral designation and/or electronic transmission designation. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Employer on which it would be reasonably practicable for the Employer to effect the designation.

b)	All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent investment direction form provided by and filed with the Employer.

c)	If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

d)	If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Employer in its discretion.

e)	Each Participant hereunder, as a condition to his or her participation hereunder, agrees to hold the Employer and its agents and representatives harmless, for any losses or damages of any kind relating to the investment of the Participant’s Account hereunder, other than such losses or damages that result directly from gross negligence or intentional malfeasance on the part of the Employer or its agents or representatives.

f)	Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.
4.5	EXPENSES AND TAXES. Expenses associated with the administration or operation of the Plan including Trustee fees, shall be paid by the Employer from its general assets. Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Employer, shall be paid by the Employer.
ARTICLE 5
ENTITLEMENT TO BENEFITS
5.1	FIXED PAYMENT DATES; TERMINATION OF EMPLOYMENT. On his or her Form and Timing of Payment Election Form, a Participant shall select the manner of payment (as described in Section 6.2(b)) and shall select a fixed payment date for the payment or commencement of payment of his or her Account (or the Participant may select fixed payment dates for the payment or commencement of payment of portions of his or her Account), which will be valued and payable according to the provisions of Article 6. Such payment dates may be extended to later dates so long as elections to so extend the payment dates are made by the Participant at least six (6) months prior to the date on which the distribution is scheduled to be made or commence. Such payment dates may not be accelerated, except as provided in Section 5.2. A Participant may elect on his or her Form and Timing of Payment Election an election each year they are eligible to participate.

A Participant who selects payment or commencement of payment of his or her Account (or portions thereof) on a fixed date or dates shall receive payment of his or her Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her termination of employment with the Employer.

If a Participant’s employment with the Employer is terminated for any reason (other than by reason of Total and Permanent Disability) prior to attainment of Retirement Age or if a Participant does not make an election as provided above for any particular amounts hereunder, and the Participant terminates employment with the Employer for any reason, the Participant’s Account at the date of such termination shall be valued and payable at or commencing at such termination according to the provisions of Article 6.

Notwithstanding anything herein to the contrary, any election by a Participant regarding the time and manner of payment of any 409A Benefit must be made at the same time as the deferral election to which such 409A Benefit is attributable (or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A).

5.2	IMMEDIATE DISTRIBUTION ELECTION; TEN PERCENT PENALTY. In addition to a Participant’s option to have payment or commencement of payment of his or her Account occur on the fixed payment date or on the Participant’s termination of employment as described in Section 5.1, a Participant may elect to have his or her Account (or a portion thereof) paid or commence to be paid as soon as possible upon his or her election. For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution. Any amount paid pursuant to this Section shall be subject to a ten percent (10%) penalty, with the amount of the penalty permanently forfeited from the Participant’s Account and returned to the Employer on or about the date of the distribution. In addition, the Participant will be ineligible to participant in any manner in the Plan for a period not less than the balance of the Plan Year within which the distribution is made and the subsequent Plan Year.

Any Participant wishing to elect an immediate distribution pursuant to this Section must complete an Immediate Distribution Election Form. The distribution shall occur or commence as soon as is administratively feasible following the Employer’s receipt and approval of the Immediate Distribution Election Form.

Notwithstanding anything to the contrary in this Section 5.2, no distribution of any 409A Benefit shall be permitted pursuant to this Section 5.2.

5.3	HARDSHIP DISTRIBUTIONS. In the event of financial hardship of the Participant, as hereinafter defined, the Participant may apply to the Employer for the distribution of all or any part of his or her Account, without penalty. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of financial hardship, the Employer shall direct the appropriate distribution to the Participant from amounts held by the Trust in respect of the Participant’s vested account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested account or the amount determined by the Employer to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be considered to include any taxes due as a result of the distribution occurring because of this Section), and which is not reasonably available from other resources of the Participant. For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the distribution. “Financial hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer. A distribution may be made under this Section only with the consent of the Employer.

Notwithstanding anything to the contrary in this Section 5.3, no distribution of any 409A Benefit shall be permitted pursuant to this Section 5.3, except to the extent that it is determined that the financial hardship of a Participant also qualifies as an “unforeseeable emergency” as that term is used for purposes of Code Section 409A(a)(2)(B)(ii), and Treasury Regulation Section 1.409A-3(i)(3).

5.4	RE-EMPLOYMENT OF RECIPIENT. If a Participant receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Section 5.1 or 5.2, at which time such distribution shall commence, subject to the limitations and conditions contained in the Plan.

5.5	REDEFERRALS. In the event a Participant desires to extend a previously elected payment date that is applicable to the Participant’s 409A Benefit to a subsequent date, such election shall be permitted only if the election to make such modification to such elected payment date is filed at least 12 months prior to the date the distribution would have been paid (or the date the first distribution would have been paid out of a series of distributions), and such modification results in a deferral of payment (or distribution commencement) for at least five years. For these purposes, a distribution of benefits in a series of installments shall be treated, consistent with applicable guidance issued pursuant to Code Section 409A, as a single payment distributed as of the date such series of payments is to commence.
ARTICLE 6
DISTRIBUTION OF BENEFITS
6.1	AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, within ninety (90) days following the earlier of the Participant’s termination of employment with the Employer or the date or dates selected by the Participant on his or her Form and Timing of Payment Election Form, with the Committee’s consent (or, if no such selection is made, on or about the date of the Participant’s termination of employment with the Employer), a distribution in an aggregate amount equal to the Participant’s vested Account. A Participant may alternatively elect to receive an immediate distribution, subject to a ten percent (10%) penalty, of all or a portion of his or her Account pursuant to Section 5.2. Any payment due hereunder from the Trust, which is not paid by the Trust for any reason, will be paid by the Employer from its general assets. Notwithstanding the foregoing, to the extent payment of a Participant’s 409A Benefit cannot be paid upon termination of employment without violating Code Section 409A, payment of such 409A Benefit shall be deferred as required, either by reason of the provisions of Section 6.6, below, or if required in connection with the Participant’s election to elect a new payment date pursuant to Section 5.5, above.

6.2	METHOD OF PAYMENT.
a)	PAYMENTS. Payments under the Plan shall be made in cash as elected by the Participant and as permitted by the Employer and the Trustee in their sole and absolute discretion subject, however, to Section 12.4 and any other applicable restrictions on transfer as may be applicable legally or contractually.

b)	TIMING AND MANNER OF PAYMENT. Except as otherwise provided herein, in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1 or 5.2, an aggregate amount equal to the Participant’s vested Account will be paid by the Trust or the Employer, as provided in Section 6.1, in a lump sum or in bi-weekly, monthly, quarterly or annual substantially equal installments for a period not to exceed ten (10) years (adjusted for gains and losses), as selected by the Participant as provided in Article 5. If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.

If the whole or any part of a payment hereunder is to be in installments, the balance of the Participant’s Account not yet distributed shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.5 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Trustee, in its discretion) shall be reflected in the installment payments in such equitable manner as the Trustee shall determine.

Notwithstanding the preceding, if at any time up to twenty- four (24) months following the Participant’s termination of employment with the Employer the Participant enters in Competition with Toll Brothers, Inc. and/or its subsidiaries, the Employer may accelerate the payment of the Participant’s benefits hereunder.

c)	COMPLIANCE WITH CODE SECTION 409A. Notwithstanding anything to the contrary in this Section 6.2, no distribution of any 409A Benefit shall be made at a time or in a manner that is not consistent with a valid election in effect at the time the deferral to which such 409A Benefit is attributable was made (or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A), or pursuant to a valid modification of the time and manner of distribution as permitted under Section 5.1.
6.3	DEATH BENEFITS. If a Participant dies before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the entire value of the Participant’s Account shall be paid, within ninety (90) days following the Participant’s death, in a lump sum, to the person or persons designated in accordance with Section 7.1. Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the time and manner in which such benefits were otherwise to be payable to the Participant, or the Beneficiary may make an irrevocable election to receive the remaining balance in a lump sum.

Notwithstanding the foregoing provisions of this Section 6.3, no election to modify the manner of payment of any 409A Benefit under this Section 6.3 shall be permitted except to the extent such election is made at the time the deferral to which such 409A Benefit is attributable was made, or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A.

6.4	DISABILITY BENEFITS. If a Participant experiences a Total and Permanent Disability before terminating his or her employment with the Employer and before the commencement of payments to the Participant hereunder, the Participant shall become fully vested in his or her Account, and shall become entitled to receive (or to commence receiving) the entire balance of his or her Account in a single lump sum payment on the thirtieth (30th) day following the Total and Permanent Disability (or as soon thereafter as is administratively feasible). Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such thirty (30) day period, to waive his or her right to a single lump sum payment and instead to receive his or her Account in installments as provided hereunder or pursuant to an alternative payment schedule offer by the Employer, including a schedule which takes into account the payments the Participant receives under the group long term disability plan maintained by the Employer. If such waiver election is timely made, the Participant shall receive his or her entire Account balance at the time and in the manner designated by the Participant on the form supplied by the Employer on which such waiver election is made.

Notwithstanding the foregoing provisions of this Section 6.4, no election to modify the manner of payment of any 409A Benefit under this Section 6.4 shall be permitted except to the extent such election is made at the time the deferral to which such 409A Benefit is attributable was made, or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A. In addition, no distribution of any 409A Benefit shall be made by reason of a Participant’s Total and Permanent Disability under this Section 6.4 unless such Participant’s condition also qualifies as “disabled” as that term is defined in Code Section 409A(a)(2)(C) and Treasury Regulation Section 1.409A-3(i)(4).

6.5	CHANGE IN CONTROL. Notwithstanding anything herein to the contrary, upon a Change in Control of Toll Brothers, Inc., each Participant shall become fully vested in his of her Account, and shall become entitled to receive the entire balance of his of her Account in a single lump sum payment on the thirtieth (30th) day following the Change in Control (or as soon as administratively feasible). Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such thirty (30) day period, to waive his or her right to receive such a Change in Control distribution. If such waiver election is timely made, the Participant shall receive his or her entire Account balance at the time designated in the most recent Participant Enrollment and Election Form received by the Committee from the Participant, or, if no election as to timing of Account distribution has been made on the Participant’s Enrollment and Election Form, at the time the Participant terminates employment with the Employer.

Notwithstanding the foregoing provisions of this Section 6.5, each Participant’s 409A Benefit shall be distributed on the thirtieth (30th) day following the Change in Control (or as soon as administratively feasible) but only if the event that constitutes a Change in Control also qualifies as a “change in the ownership or effective control of the corporation” as that phrase is used for purposes of Code Section 409A, and then only to the extent and in the manner permissible under Code Section 409A(a)(2)(A)(v), and applicable regulations promulgated thereunder. In addition, no Participant shall be permitted at the time of a Change in Control to waive or defer receipt of his or her 409A Benefit distributable by reason of such Change in Control. Waiver of a right to receive the Change in Control distribution of a Participant’s 409A may, however, be permitted if such waiver is made at the time the deferral to which such 409A Benefit is attributable was made, or at such later time as may be permitted by the Plan Committee, consistent with applicable IRS guidance regarding compliance with Code Section 409A.

6.6	SPECIAL DEFERRAL OF DISTRIBUTIONS TO SPECIFIED EMPLOYEES. Distribution of any 409A Benefit made on account of a Participant’s termination of employment that would be paid prior to the date that is six months after such Participant’s termination of employment, shall be deferred and paid out as soon as practicable following the six month anniversary of such Participant’s termination of employment; provided, however, that this Section 6.6 shall only be applicable to a Participant who is a “specified employee,” as that term is defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i)). To the extent any payment of benefits to a Participant is delayed by reason of this Section 6.6, such Participant’s Compensation Deferral Account shall continue to be credited with deemed investment returns, earning, gains and losses in the same manner as Compensation Deferral Accounts are credited for Participants who have not terminated employment with the Employer.
ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA
7.1	DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, the Employer may direct distribution of such amount to the Participant’s estate. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.
ARTICLE 8
ADMINISTRATION
8.1	PLAN COMMITTEE. Notwithstanding any other provision of the Plan document, any member of the Plan Committee or any other officer or employee of the Employer who exercises discretion or authority on behalf of the Employer shall not be a fiduciary of the Plan merely by virtue of his or her exercise of such discretion or authority. The Board shall identify the Employer’s officers and employees who shall serve as members of the Plan Committee. Because this Plan is a “top hat” arrangement, the Plan Committee shall not be subject to the duties imposed by the provisions of Part 4 of Title I of ERISA.

8.2	ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Plan Committee shall have the sole responsibility for and the sole discretion over the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, discretion and responsibility to:
a)	Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

b)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

c)	Implement the Plan in accordance with its terms and the rules and regulations adopted as described above.

d)	Make determinations with respect to the eligibility of any Eligible Employee to be or continue as a Participant and make determinations concerning the crediting of Accounts.

e)	Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.
8.3	UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.4	LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.5	CLAIMS PROCEDURE. Any person claiming a benefit under the Plan (a “Claimant”) shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:
a)	The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

b)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

c)	An explanation of the Plan’s claims review procedure.
The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within ninety (90) days after the Employer’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Employer to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Employer expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied.

Any Claimant whose claim is denied, or deemed to have been denied under the preceding sentence (or such Claimant’s authorized representative), may, within sixty (60) days after the Claimant’s receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by notice given, in writing, to the Employer. Upon such a request for review, the claim shall be reviewed by the Employer (or its designated representative) which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made within sixty (60) days of the Employer’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Employer, and the time limit for the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) time limit discussed above. If the decision on review is not communicated to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above, the claim shall be deemed to have been denied upon review. All decisions on review shall be final and binding with respect to all concerned parties.
ARTICLE 9
AMENDMENT
9.1	RIGHT TO AMEND. The Employer, by action of its Board of Directors, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer, by action of its Board of Directors, at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.
ARTICLE 10
TERMINATION
10.1	EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts, by action of its Board of Directors. The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of its Board of Directors.

10.2	AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to specifically adopt and agree to continue the Plan.

10.3	SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4	ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and paid to them as soon as is practicable after such termination in a lump sum payment.

10.5	SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan shall be automatically terminated, and the provisions of Section 10.4 shall become operative.
ARTICLE 11
THE TRUST
The Employer may establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee, or the Employer shall cause to be maintained one or more separate sub-accounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which sub-account or sub-accounts represent Participants’ interests in the Plan. Any such Trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.
ARTICLE 12
MISCELLANEOUS
12.1	STATUS OF PARTICIPANTS.
a)	Employees, Participants and Inactive Participants under this Plan shall have the status of general unsecured creditors of the Employer;

b)	This Plan constitutes a promise by the Employer to make benefit payments in the future;

c)	Any trust to which this Plan refers (i.e. any trust created by the Employer and any assets held by the trust to assist the Employer in meeting its obligations under the Plan) shall be based on the terms of the model trust described in Revenue Procedure 92-64; and

d)	It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
12.2	LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision. The Employer does not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.3	CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Pennsylvania shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not alter the Participant’s status as an (at will) employee nor give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.4	SPENDTHRIFT PROVISION/QUALIFIED DOMESTIC RELATIONS ORDER.
a)	Except as set forth in subsection (b), no amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation. In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer or Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

b)	Subsection (a) shall not apply to the creation, assignment or recognition of a right of an “alternate payee,” as defined in ERISA Section 206(d)(3)(K) (the “Alternate Payee”), to all or any portion of a Participant’s Account pursuant to a “qualified domestic relations order,” as defined in ERISA Section 206(d)(3)(B)(i) (a “QDRO”), and all or such portion of such Participant’s Account shall be distributed to such Alternate Payee in accordance with this subsection (b), Article 5 and Article 6 and the terms of such QDRO. Such Alternate Payee shall be treated as a Participant for all purposes of Articles 5 and 6 with respect to the amounts that are to be distributed to such Alternate Payee under the terms of the QDRO. Except as provided in paragraph (b)(iii), below, or under the terms of the QDRO, all or such portion of a Participant’s Accounts that is to be distributed to the Alternate Payee shall be distributed in accordance with the Participant’s Form and Timing of Payment Election Form(s) in effect on the date of the creation, assignment or recognition of such Alternate Payee’s right to all or such portion of such Accounts under the terms of the QDRO. Notwithstanding the foregoing, to the extent provided under the terms of the QDRO:
i)	The Plan Committee shall establish an Account for the Alternate Payee, to which shall be credited the amounts allocated thereto under the terms of the QDRO. The amounts so credited shall be debited from the Participant’s Account under the terms of the QDRO.

ii)	The Alternate Payee may make elections regarding the deemed investment of the amounts credited to such Alternate Payee’s Account in accordance with Section 4.3.

iii)	The Alternate Payee may change the distribution election applicable to the amounts credited to such Alternate Payee’s Account by filing a Form and Timing of Payment Election Form in accordance with Section 5.1. The Alternate Payee’s Form and Timing of Payment Election Form, and the manner and timing of payments to the Alternate Payee shall be subject to the requirements and limitations of Section 5.1 and Article 6.

iv)	The Alternate Payee may designate a Beneficiary or Beneficiaries to receive the amount credited to the Alternate Payee’s Account in the event of the death of the Alternate Payee. Designation or redesignation of a Beneficiary or Beneficiaries must be made in accordance with the procedures set forth in Section 7.1 as if the Alternate Payee was the Participant for all purposes thereunder.
12.5	INTENT TO COMPLY WITH CODE SECTION 409A. The Plan, as amended, is intended to comply with Code Section 409A and applicable Treasury Regulations or other guidance as may be issued by the Treasury Department or the Internal Revenue Service interpreting such requirements so as to avoid the imposition of tax on participants under Code Section 409A(a), and shall in all instances be interpreted in a manner consistent with such intent. The provisions of the Plan that relate to Code Section 409A are intended to be applicable only to benefits under the Plan that are attributable to deferrals that are made or that become vested on or after January 1, 2005, and no material modification to the Plan is intended to have been made with respect to deferrals made and vested prior to January 1, 2005 for the express purpose of preserving the status of such benefits as grandfathered, or otherwise exempt from the applicability of Code Section 409A.